Exhibit 99.2

Willbros Group, Inc.

Q3 2017 Conference Call

November 9, 2017, 10:00 AM Eastern

CORPORATE PARTICIPANTS

Steve Breitigam - Senior Vice President, Investor Relations

Michael Fournier - President and Chief Executive Officer

Jeff Kappel - Senior Vice President and Chief Financial Officer

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Willbros Group Third Quarter 2017 Conference Call. All participants are currently in listen-only mode, and should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.”

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” and then “1” on your touchtone phone. To withdraw your question, please press “*” and then “2.” Please also note that this event is being recorded.

I would now like to turn the conference over to the Senior VP of Investor Relations, Mr. Steve Breitigam. Please go ahead, sir.

Steve Breitigam

Good morning, folks, and thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer, and Jeff Kappel, Senior Vice President and Chief Financial Officer.

This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided in the company press release announcing this call. The information reported on this call speaks only as of today, November 9, 2017, and time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements, other than statements of historical facts which address activities, events, or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to publically update such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated November 8, 2017, and on our website.

Now, I’ll turn the call over to Mike Fournier, President and CEO.

Michael Fournier

Thanks, Steve. Yesterday we announced two strategic decisions. First, we are focusing our attention on growing our Utility T&D business. This business has performed well, producing quality earnings with an expanding customer base. We’ve grown our top-line revenue and expanded into new areas despite minimal capital investment.

Secondly, we announced that we intend to exit the US Mainline Pipeline business upon completion of our active projects. For a number of reasons, this business has not been profitable over the last several years. We believe that the resources of the company could be better deployed to grow our Utility T&D business and reinforce our remaining Oil and Gas and Canadian operations. In support of this new strategic direction, we have obtained the support of our term loan provider with an agreement to provide $15 million of additional liquidity and covenant amendments.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Starting first with our UTD segment.

Year-over-year third quarter revenue grew in our UTD segment by $23.5 million to $129.9 million. While succeeding in offsetting the historical Q3 seasonal revenue downturn, project execution issues on the additional revenue and an unanticipated volume discount resulted in an operating loss of $7.5 million for the quarter compared to an operating income of $4.3 million in Q3 of 2016.

In terms of actions, our high voltage transmission group is adjusting its organizational structure to expand operational oversight of large projects outside our traditional client base, and we have limited our scope of supply on renewable energy projects. I believe this will mitigate the risk of future project losses while supporting revenue growth. We also have a strategy of working with our client to mitigate the impact of volume discounts going forward.

With all of that being said, I believe we can support continued revenue growth with improved operating results as we shift additional focus and resources to the Utility T&D segment.

Moving to our US Oil and Gas businesses.

Our Facilities operating unit had a slow start through the first half of the year but is working at capacity today with solid backlog through Q1 of 2018 and bid opportunities further into 2018. Our Pipeline operating unit is executing work in Pennsylvania this year on three projects. The bulk of field construction on all three projects has taken place in Q3. All three have encountered significant change in conditions. Most notably, the amount of rain, which impacts work on steep slopes, and turnover of personnel as a result of increased activity levels in the region have impacted these projects.

Our Lineal business unit encountered similar problems with a project they executed in Q3.

Of these four projects, three are in a loss position as of September 30. We incurred $13.0 million in losses on these three projects during the third quarter. We’ll be mechanically complete on two of the projects in Q4 of 2017 with the third active project scheduled to be complete in early Q1 of 2018.

Through September 30, 2017, the US Mainline Pipeline operating unit executed approximately $62.8 million of revenue and an operating loss of $13.8 million. Thus, we intend to exit this business and are in exclusive discussions with a potential buyer for this business.

We continue to bid facility projects and continue to see strong opportunities in this business. Our facilities business has had a positive performance over the past three years; maintains a low fixed cost structure; and this work has a reasonable project risk profile. We also continue to execute small pipeline projects through our Lineal business unit in the Northeast.

Our Canadian operations were flat in Q3, and we do not foresee substantial change in Q4. Outlook for 2018 sees improved opportunities. Our pipeline maintenance business in the Fort McMurray area is seeing its baseload maintenance work return to normal levels after some disruptions earlier in the year. We also see some improvement in opportunities for our industrial construction services group.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Now, I’m going to hand off to Jeff to walk us through the financials. I will then speak to further actions we are taking to reset our performance.

Jeff Kappel

Thanks, Mike, and good morning.

I would like to begin with a discussion of our consolidated operating results for the quarter.

In the third quarter of 2017, we recorded an operating loss of $27.8 million on contract revenue of $240.8 million compared to operating income of $400,000 on contract revenue of $227.4 million in the second quarter of 2017. The operating loss in the quarter was primarily driven by $14.8 million in Oil and Gas and $7.5 million in Utility T&D, as Mike previously discussed. The remaining operating loss for the quarter is attributable to a small Canadian operating loss of $300,000 and $5.2 million of corporate costs.

Our operating results for the third quarter of 2017 include $13.5 million of contract revenue and a small operating loss of $100,000 related to the Oil and Gas segment’s Tank Services business, which is held for sale as of September 30, 2017. We expect to finalize the sale of this business in the fourth quarter. Our third quarter operating results also include revenue from US Mainline Pipeline business of $36.0 million and an operating loss of approximately $11.1 million.

I would like, now, to give an update on liquidity and an overview of our term loan amendment.

Our total liquidity at September 30, 2017, was approximately $48.8 million, which is composed of $31.3 million of cash and $17.5 million of revolver availability. In the third quarter of 2017, we borrowed $12.0 million against our revolver to support anticipated working capital needs.

On November 6, 2017, we amended our term credit agreement to access additional liquidity and obtain covenant relief. As part of this amendment, we reached an agreement to increase our term loan balance to $107.2 million with the additional $15.0 million to be received in November of 2017. We also extended our covenant holiday through December 31, 2017 and added more flexibility to our 2018 covenant, including a modification method for calculating covenant EBITDA, which excludes our third quarter 2017 results.

As part of the amendment, our interest rate on the term loan will increase 2% and beginning September 30, 2018, interest will increase an additional 1.0% per quarter through maturity. Our repayment fee due at maturity, or at the time of any prepayment, increased from 5% to 9%.

In addition, certain dates changed related to our makewhole arrangement. Under the amendment, if we prepay our term loan by September 30, 2018, we must also pay a makewhole equal to the present value of all interest payments from that date through June 15, 2019. If we prepay our term loan after September 30, 2018, the makewhole amount extends through the maturity of the term loan, which is December 15, 2019.

In addition, we drew $17 million from our ABL on November 6, 2017. We expect to meet our future liquidity and capital resource needs through the above actions, coupled with cash-on-hand plus projected future cash flows from operations through improved operational performance. In addition, we are evaluating our options to extend, modify, or refinance our ABL credit agreement, which expires in August 2018, and also, accelerating the refinancing of our term loan.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

TAXES

In the third quarter of 2017, we recorded a tax provision of approximately $1.1 million which is primarily related to a reduction of a benefit on our Canadian lawsuit and other discrete items. At September 30, 2017, we have valuation allowance of $87.1 million against our tax assets, which is due primarily to net operating losses. We anticipate not paying any or making any provisions for US taxes in 2017.

Now BACKLOG

At September 30, 2017, we reported 12-month backlog of $543.9 million, which is a decrease of $3.0 million from June 30, 2017. The decrease is primarily attributable to the work off of discrete projects in our UTD and Canada segments in the third quarter, partially offset by an increased workload in our Oil and Gas segment. At September 30, we reported total backlog of $741.3 million, which is a decrease of $67.3 million from June 30. This decrease is primarily the result of the work off of existing MSAs in our Utility T&D segment, which are subject to renewal options in future years. MSA work included in backlog extends only through the life of the contract. We intend to pursue the renewal of these MSAs upon expiration. The decrease is also partly attributable to the previously discussed decrease in discrete projects in Utility T&D in Canada, partially offset by the increase in discrete projects in Oil and Gas. Included in the Oil and Gas segment is backlog of approximately $21.3 million related to our Tank Services business, which is classified as held for sale and $47.1 million of US Mainline Pipeline projects.

Now onto GUIDANCE

Revenue is expected to range between $850 million and $900 million for the year ended December 31, 2017, excluding the Tank Services business. Included in the $850 million is $105 million of revenue related to the US Mainline Pipeline business.

Now, onto our preliminary 2018 outlook, revenue is expected to be between $750 and $825 million, excluding US Mainline Pipeline and Tank Services, with revenue increasing at both Utility T&D and Canada. Utility T&D revenues are expected to approximate 70.0% of our consolidated revenues.

Now, I’ll hand back to Mike for additional remarks.

Michael Fournier

Thanks, Jeff. While expensive, we are taking additional $15.0 million of debt to bolster confidence in liquidity levels through 2017 and to support workload in 2018. Covenant relief gives us the opportunity to deploy resources to grow revenue in our Utility T&D business units, broaden our service line in Canada, and support our remaining Oil and Gas business units as we shift out of pipeline operations.

We will focus in Q4 on laying the groundwork to refinance our debt agreements. As Jeff indicated, we have capacity in place for $750 million to $825 million of revenue in 2018, excluding our US Mainline Pipeline and Tank Services businesses. I believe we are in position to achieve this with $195 million of backlog for Q4 of 2017 and $346 million for 2018 as of September 30.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

In the short-term, we’ll be focusing on completion of our pipeline projects, executing on our backlog to produce positive operating results in support of refinancing our debt in 2018 and improving our strategic position.

Operator, we’ll now turn it back to you for Q&A.

QUESTION AND ANSWER

Operator

Thank you very much, sir. Ladies and gentlemen, we will now begin the question-and-answer session. To ask a question, you may press “*” and then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*” and then “2.”

And today’s first question comes from Tahira Afzal of KeyBanc Capital Markets. Please go ahead.

Tahira Afzal

I know there’s always some weather issues, etc., that do impact these pipe projects. I know, when I look back to my notes, you guys have been more cautious through the terms and the risks associated with stuff like that. Was there anything that was really outside that really caused this to be a bigger problem than you thought? Any more color around that would be very helpful.

Michael Fournier

Tahira, let me try to answer that one. First off, I don’t view this as execution issues. I visited all three of those project sites on a number of occasions. The project teams are very strong. The performance in the field is very strong under the conditions that they’re operating under. We’ve done work in that region in the past. Inevitably, there’s lessons learned from every project that you execute.

But, I think my message here is the project teams were performing at a very high level. The clients are very satisfied with the work we’re doing. I talked in earlier calls about the difficulty of the work in that part of the country. We recognized and have said before, technically, it’s a more difficult terrain to work in. As such, we also said that there’s higher margins available.

What we’re seeing is certainly the volatility, the impact on operating conditions that, in this case, higher than normal rains, which not only will shut you down on the day that it is raining but also make it very difficult to work and maintain traction for your equipment on the steep grades that we deal with there. And, ultimately, can make a significant change to your actual execution plan on the project in terms of how much work you are able to do in what we call a “production line manner” versus how much you have to go back and do on a discrete activity level.

What you can conclude from that is, if we’re in a production line manner, we’re very efficient. If we have to go back and take on pieces of work in discrete fashion, we’re not near as efficient. So, we’ve got caught up in that.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

But, the other maybe bigger issue is the notion that every analyst report you read talks about the activity level in the pipeline space in general. And what we’re seeing, at least in the space that we’re dealing in--and we’re not dealing in the space where you’re multiple spreads committed to projects 6-9 months in advance, where you’re looking at large-diameter work and contract values in excess of $100 million.

Clearly, some folks are making good money in that area and, I believe, have a different risk profile in terms of the level of risks they are taking compared to what we’ve had to take on and other contractors who are competing in these mid-sized contract levels where there seems to be an iteration of bids, it’s never a single bid in a war. You go through a round of refinements that inevitably grinds the price down. And the level of risk in terms of permit risk, weather risk, that is shouldered by the contractor is what, ultimately, has driven us to the decision that we can’t get the right return for that level of risk, and if we tried to build that into the bids, we’re not competitive.

So, that’s a long-winded answer to how we arrived at the decision. But, hopefully, that clarifies for you and allows you to tie back to what we said previously about this space.

Tahira Afzal

Yes, it does help, so thank you for all of that. My follow-up question to that would be, as you look across the businesses that remain within Willbros, what has complexities that are pretty similar, so that we don’t see these issues with some of what’s remaining? I would like to get a sense of that.

And especially in transmission right now, there’s a little bit of a lull. But, it seems things are picking up again. If there a siphoning of the labor force there, how do you manage for that going forward?

Michael Fournier

Certainly, the closest resemblance in terms of execution and risk on the Utility T&D side would be the transmission side of the business. The distribution side, it’s all unit-rate work, small crews. Every day, you can calculate what revenue versus what your cost was for a crew.

So, we view that as very low-risk; well, not time and material work. We do take productivity work. It’s very easy to measure, adjust, determine which contracts are good contracts is how we characterize it.

The transmission space, again, we do a lot of transmission work that is small work order, so less than $1 million where, again, your exposure is limited. Even if you’ve priced it wrong, you’re just not sitting there with a lot of exposure in terms of duration of the project or, ultimately, how many dollars are at stake. So, the larger transmission projects, and for us those range in the $25 to $30 million range, those pose a higher degree of risk. We do a lot of those sized projects within our MSA structures. But, as I’ve mentioned in my script here, we start to branch out beyond our MSAs and bid discrete projects in the transmission substation work, and we stumbled on one of those projects. Not that the project is in a loss position, but we just didn’t realize the gross margin we were expecting to achieve. And, ultimately, it woke us up to the fact that we need to provide a higher degree of project management structure to extend out beyond our MSA client. And so we’ve made that change.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Resource-wise, for us, a big push on why we’re trying to execute transmission work outside of our MSAs is to overcome the seasonal slowdown that we see, primarily in Q3. So, for us, it isn’t an issue of having the resources. Our issue is we’ve got the resources. They’re busy in Q2. They’re busy in Q4. We look for work to keep them employed in Q3.

So, we don’t view the workforce risk in transmission as an immediate concern. Obviously, we would get concerned if we had projects that push back into Q4 that we’ve taken on in Q3. All of that issue we have to worry about in terms of workforce leveling. But, I don’t view that as a particularly large risk today.

Ultimately, even on the larger transmission projects, the total crew sizes compared to the pipeline space--a big project in the transmission space is 200 people; a big project in the pipeline space is 400-450 people. So, they’re still at a smaller scale and less exposure, I believe, than our pipeline work.

Tahira Afzal

This is pretty helpful, Mike. I’ll jump back in the queue.

Operator

Tahria, we have no questions in the queue if you would like to continue.

Tahira Afzal

That’s great. I guess the timeline for a sale of the pipe business would be very helpful to get an idea about.

Michael Fournier

I can’t say much. In the script, I said we are in discussions with a buyer. My focus today is stability on the projects that are active in the field and providing a future for the folks that have performed well for us in their execution of their work. So, I don’t think folks should view this as a large material transaction at this point in time.

Tahira Afzal

Mike, as you mentioned in your commentary, the Mainline Pipeline space has been doing well. It looks like it’s going to tie into next year and the year after. So, has there been notable interest in your divestment?

Michael Fournier

I would say the pipeline space is very selective in terms of who is willing to get involved in the risk level that’s associated with that. I see it when I attend various analyst conferences. Everyone has a large interest in the engineering space. They view that as low risk. The distribution space, again, risk levels are low. But, it’s a very narrow group of folks that are interested and able to take the level of risk that comes along with pipelines. So, I’ll characterize it as it’s a very narrow list of options there.

Tahira Afzal

It seems like people who already are in the space perhaps or are very well vertically-integrated in this.

Michael Fournier

I don’t think I can comment any further at this point.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Tahira Afzal

I think I’m pushing my luck here, but that’s fine. Mike, if you look into next year, let’s say you have this business divested shortly. When do we start to see free cash flow head the right way for yourselves going forward?

Jeff Kappel

I think beginning in Q1 of 2018 we should see that.

Michael Fournier

So, I think twofold. We start seeing free cash flow then. Obviously, as we work off the pipeline backlog, we will pay back down our ABL. We see the heavy workload does come off in Q4. The facility’s workload, as I mentioned, carries on in Q1, and I think there’s some strong opportunities to carry on profitably in that area.

The Canadian business, that one, obviously, we’ve hung in there for two years now in that market with the exception of one pipeline job up there, which now kind of gets taken out of the equation going forward. We do see the maintenance business coming back. We do see some expenditures happening in the oil sands in our area in terms of projects that involve either new pipelines or relocations within the oil sands mines. And that, again, has been very profitable work for us, historically, and so we see that as, actually, a very good opportunity in 2018. So, I believe that business starts pulling more weight as we go into 2018 as well.

Tahira Afzal

And, Mike, on that front, there’s been a little more news flow on the--and I hope I’m pronouncing it properly--the Duvernay shale play in Canada. And Chevron and some major company is looking to invest there.

Is that something you’re hearing a bit of noise in, or is it too early in terms of development for yourselves?

Michael Fournier

Is that the Montney?

Tahira Afzal

Not the Montney. It’s actually another one. But, I don’t know if I’m pronouncing it properly, so I want some help from you guys.

Michael Fournier

So, I would say those types of plays, we see them as opportunities for industrial construction services. So, as with our Oil and Gas facilities group, think of this as compressor station, pump station, measuring-type opportunities that we continue to play in. Those ones, typically, we see the open shop contractors up in that part of the country as very competitive, and we’re a CLAC-affiliated union operator up there. So, that’s the only caveat I’ll put around that.

Where we seem to be having success with our facilities group are smaller MSA-type opportunities where you’re generally de-bottlenecking facilities. Again, the risk profile is low. It’s less lumpy. The issue is you’re biting off the work in small chunks. So, it’s taken us a while to have enough of a base in terms of contracts to build any sort of significant revenue there.

But, again, in 2018, we have a clear path to increased revenues in that area.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Tahira Afzal

I think it’s pronounced the Duvernay shale play, D-U-V-E-R-N-A-Y. But, I’ll forward you the article.

Michael Fournier

Okay. So, typically, those ones, the opportunity is takeaway capacity on the pipeline side. So, we’re bowing out of that. For us, it would be facilities. And, certainly, I’m sure our people in Canada are on top of that.

Tahira Afzal

And the last question for me is more on the tank side, Mike. We have seen a lot of export terminals and junction staging terminals being suggested in Texas and, really, more widespread even throughout the US. Any thought on that as an opportunity set for yourselves going forward?

Michael Fournier

So, two-fold, certainly, our tank businesses were held for sale. That’s one of the appeals is that there continues to be, I believe, a strong market for tank construction. But, more importantly, for us, our facilities business that I referred to in our Oil and Gas, that’s a central piece of their revenue stream. In fact, today, I think we have, of our Oil and Gas backlog, $60-$70 million of that is terminal work. So, this is the large manifolds and field-run piping that gathers from the tanks themselves and redistributes either to the dock or to the refineries.

So, we play a strong part in that market in the Houston, Texas region. The only caveat I’d put around those ones Tahira is, it’s kind of lumpy. They’re great when the projects are there, and we’re doing two of them today, concurrently, and then I think it’s maybe nine months before we see the next one. And so we have to infill around that terminal work with compressor station, and pump station, and metering-type work.

And, again, we’re active up in Missouri, actually, on some of that type of work today to infill. And, ultimately, as I made reference in the script, there’s not a lot of fixed cost associated with that type of business. You rent the cranes. You lease the excavators. So, it is a strong part of the opportunity profile going forward for us.

Tahira Afzal

Mike, if you look at Edison Electric, they had the big EI conference that just happened. And you see a lot of utilities talk about the capital plans going forward. There seems to be incremental excitement about electric distribution for many reasons.

And I would love to get a sense from you. Is that business you think, once you’ve folded through all of this stuff, that you could muscle your way into further? It seems to have a better risk profile, more consistent regarding revenues. I would love to get your thoughts on that.

Michael Fournier

When I refer to redeploying the company resources into Utility T&D, certainly, there’s an aspect of growing transmission activity, particularly in Q3, to load level for us. But, the remainder of that focus is on above-ground/below-ground distribution, electrical distribution buildout.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

And, in the past, I’ve talked about the fact that we’ve hived off and created our Southeast business unit. That is almost exclusively above-ground/below-ground electrical distribution. And I’ve made reference in the past that our limitation there isn’t opportunities with clients. We could put additional crews on client systems today. Our constraint is qualified workforce and the rate at which we can train and bring that workforce on.

So, going forward, we’re going to double-down on the resources that we put into recruitment training and equipment supply to build that out. And, as you say, it’s generally unit-rate, sometimes time and material. Every day, you can look at the profitability of your crew.

So, I absolutely concur that is an area that people should be excited about. It continues to be a growing market for us and often involved, at least in the areas we’re operating in, some discrete project work as well around what we call “hardening”-type scopes, where utility companies are moving their above-ground. In some cases, they’re moving above-ground to below-ground in terms of their electrical distribution. In some cases, it’s just strengthening their pole structures and whatnot against storms.

So, we think we’re in the right areas of the country in terms of the loop from Virginia down through Florida and over into Texas. And we’re slowly working our way back east to west there and infilling as we see opportunities to pick up MSAs.

Operator

Thank you very much, ladies and gentlemen. If you wish to ask a question, please press “*” and “1.”

Our next question is from Noelle Dilts of Stifel. Please go ahead.

Noelle Dilts

I dialed in a couple minutes late, so I apologize if I missed any of this. And Tahira asked a lot of good questions, so I don’t have too many here.

But, first of all, when we think about the sale of the pipeline assets and business, first, how are you ensuring that the key folks stay on to help you finish up these projects and stay on through the sales process? And then, given that you’ve mentioned it is a pretty limited group of buyers, what would be the plan if a sale is not coming through at the price you’re looking for?

Michael Fournier

So, the biggest ability for us to retain and keep our personnel focused on the projects is to provide an opportunity for them and a place to go upon completion of the work. So, we are working diligently at trying to move an opportunity forward to completion here. I indicated in the script that we are working with a potential buyer, and so we believe that’s really the key to retention.

I mentioned to Tahira, people should not look at this being significant material in nature in that it’s a very limited population of folks that are interested in the level of risk that’s associated with the pipeline business. Generally, it comes down to people that already know the business.

Noelle Dilts

OK, got it. And then, again, this is maybe expanding a little bit on Tahira’s question, and you mentioned it somewhat in the script. But, as you look out now at the remaining businesses you’re in, the core of your business, and maybe where you think the growth and profitability will come from moving forward, can you just touch on what we, as investors, should think of as most important, and then, talk a little bit about the transmission market and where you see the key opportunities moving forward?

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Michael Fournier

So, for me, when I look at the T&D business, they’ve done a great job at laying out what we call the “MSA framework” on the distribution side to grow that side of the business. And we previously have put infrastructure in place in terms of our Southeast business unit, or what we call our WTD West, which is our historical distribution out of Fort Worth and our WTD East that works in the Virginia up into the Baltimore area.

So, I think Johnny Priest and his team have laid out a good infrastructure. They’ve got MSA contracts in place. The issue is how do we grow those distribution businesses without stumbling? And the key in those businesses is how you onboard people, train them, execute the work safely.

More and more, our clients in that space are evolving with respect to their expectations around safety performance, and we appear to be one of the few companies that is mature enough in our HSE processes that we’re differentiated in our performance. And that’s what utilities are looking for. But, we’ve got to self-manage ourselves not to get out too far in front of ourselves, you can only grow so quickly there.

So, with this shift in direction, we’re certainly going to put more emphasis on the growth there. This probably means more people involved in recruitment, more people involved in training and sourcing equipment to support that.

And we certainly acknowledge that we stumbled on the transmission side and our renewables project execution in Q3. I talked about the additional operational management infrastructure required to execute transmissions projects. And, in the case of the renewables, we took on EPC risk and we’ve pulled ourselves back to procurement and construction only until we get more comfortable with our ability to assess and quantify design risk.

So, I think what you should be looking for is continued growth in our distribution. And we’ll speak in future quarters to distinguish the levels of revenues that we’re running through distribution compared to transmission. And you will see us continue to grow our transmission project work. But, we’re going to pace ourselves and ensure we have the management infrastructure in place to support that growth.

Operator

Thank you very much. Ladies and gentlemen, a final reminder, if you wish to ask a question, please press “*” and then “1.”

Let me pause a moment to see if we have any further questions.

CONCLUSION

Operator

Sir, it would appear that we have no further questions. Do you have any closing comments?

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern

Michael Fournier

Sure, thank you, Chris. So, yesterday, we announced what I believe is a transformational step in the direction the company needs to take to produce positive and sustainable operating performance. While this is a significant departure from our historical roots, I sincerely believe that, over time, it provides the right platform to deliver value to our shareholders.

And with that, I’d like to thank you for attending our call and thank you for the questions. Have a good day.

Operator

Thank you very much, sir. Ladies and gentlemen, that will conclude this conference call, and you may now disconnect your lines.

Willbros Group

Thursday, November 9, 2017, 10:00 AM Eastern